Issuer Free Writing Prospectus dated December 12, 2023
Filed pursuant to Rule 433
Relating to Preliminary Prospectus dated December 1, 2023
Registration No. 333-261705

Fortune Valley Treasures, Inc.

Investor Presentation
December 2023


Food raw
material testing
Wine and
Liquor quality testing
Raw products and
drinking water testing

Free Writing Prospectus Statement

This presentation highlights basic information about Fortune Valley Treasures, Inc. ("FVTI" or the "Company") and its proposed offering. Because this presentation is a summary, it does not contain all of the information that you should consider before investing in the Company's stock. The Company has filed with the United States Securities and Exchange Commission (the "SEC") a registration statement (including a prospectus, which currently is in preliminary form) for the offering to which this presentation relates, but such registration statement has not yet been declared effective. Before you invest, you should read the prospectus in that registration statement, including the risk factors described therein, the documents incorporated by reference or filed as exhibits to the registration statement, and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may access these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, copies of the preliminary prospectus may be obtained from Joseph Stone Capital, LLC, Attention: Cathy Cao, Head of Investment Banking, 29 Broadway, New York, New York 10004, by email at corporatefinance@josephstonecapital.com, or by calling toll-free 1-866-866-1433.

This presentation does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction. The offering will only be made by means of a prospectus pursuant to a registration statement that is filed with the SEC after such registration statement becomes effective.

Forward-Looking Statements

This presentation contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this presentation are forward-looking statements. Words such as "expect," "intend," "plan," "anticipate," "believe," "seek," "estimate," "target," "likely," "may," and similar expressions or variations of such words that convey the uncertainty of future events or outcomes are intended to identify forward-looking statements. These forward-looking statements may include strategy, future operations, projections with respect to products or financial position, plans and objectives of management, or estimates concerning revenues, losses, costs, and any potential future financial results. Forward-looking statements are not historical facts and are based on management's current expectations, beliefs and projections, many of which are inherently uncertain by their nature. The forward-looking statements, and any assumptions upon which they are based, are expressed in good faith and reflect our current judgment regarding the direction of our business, and actual results may differ, sometimes materially, from any estimates, projections or assumptions indicated by the forward-looking statements. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks, contingencies, and uncertainties, most of which are difficult to predict and beyond our control. For a more detailed description of the risks and uncertainties affecting the Company, the reference is made to the Company's reports filed from time to time with the SEC, including without limitation, the risks detailed in the Company's preliminary prospectus dated December 1, 2023, filed with the SEC as a part of the registration statement on Form S-1 (File No. 333-261705), and documents incorporated by reference therein. The forward-looking statements in this presentation speak only as of the date of the statements are made and we assume no obligation to update these statements unless required by law.

In this Presentation, we rely on and refer to certain information and statistics obtained from third-party sources which they believe to be reliable. While the Company reasonably believes that such information, publications, studies and surveys has been prepared by a reputable party, neither the Company nor its directors, officers, employees, affiliates, advisors or agents, have independently verified the data contained therein. You are cautioned not to give undue weight to such industry and market data. This Presentation may include trademarks, service marks, trade names and copyrights of other companies, which are the property of their respective owners. Solely for convenience, some of the trademarks, service marks, trade names and copyrights referred to in this Presentation may be listed without the ™, ℠, ©, or ® symbols, but we will assert, to the fullest extent under applicable law, the right of the applicable owners, if any, to these trademarks, service marks, trade names and copyrights.

Offering Summary

Issuer/Symbol:	Fortune Valley Treasures, Inc. (OTC Pink: FVTI)
Offering Type:	Firm commitment offering of common stock
Exchange/Symbol:	Nasdaq Capital Market/ FVTI
Assumed Offering Price:	$4.00
Number of shares of common stock outstanding before the offering:	15,655,038 shares
Shares Offered:	1,500,000 shares, plus 225,000 shares, 45-day overallotment option
Gross Proceeds:	$6,000,000 (before exercise of the underwriter's over allotment option)
Lock-ups:	12 months
Use of Proceeds:	• 30% for marketing expenses; • 25% for information system upgrades; • 20% for hiring staffs for IT and international operations department; • 15% for costs associated with potential acquisitions; and • 10% for general working capital.
Underwriter:	Joseph Stone Capital, LLC

All terms stated herein are proposed terms. See offering documents for all risks and disclosures. Past performance is not indicative of future results. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

About Us


Wine and Liquor
Bottled Water
Condiments
Edible Oil

- We provide a one-stop quality food purchase experience for both businesses and individual customers.
- Our products are well recognized among consumer groups in the Pearl River Delta region of China.
- Our mission is to improve people's lives by offering safe and quality foods.
- Our vision is "safe foods for the people".

Food and Beverage Supply Chain Platform

One-Stop	Quality Product	Supreme Purchase Experience	Reputable Brand
Supplier	Integrated Platform	Market	E-Commerce

Products Offering

1



Wine and Liquor

Key Customer Channels

2



Bottled Water & Soft Beverage

Hybrid Marketing Model

3



Household Drinking Water Purification Products

Direct & Bulk Sales

4



Pre-Packaged Foods

Strong Reputation

Food & Beverage Industry and Markets

Food and Beverage Market Scale in China from 2016 to 2020


5000
4500
4000
3500
3000
2500
2000
1500
1000
500
0
10%
5%
0%

	2016	2017	2018	2019	2020
Market Size(billion in RMB)	3960.356	4101.618	4359.249	4550.909	4590.202
Y-O-Y Growth(%)		3.57%	6.28%	4.40%	0.86%

- Growth rate of food and beverage market in China reached 6.28% in 2018 and then declined to 4.40% in 2019.
- In 2020, the market reached RMB4,590.2 billion, and a year-over-year ("YoY") growth of 0.86%.
- The decrease in the growth rate was mainly due to the quarantine measures to control the COVID-19 outbreaks in China.

Food and Beverage Market Forecast in China through 2025


6000
5000
4000
3000
2000
1000
0
7%
6%
5%
4%
3%
2%
1%
0%
3960.356
4101.618
4359.249
4550.909
4590.202
4821.062
5038.079
5234.918
5421.857
5608.755
6.28%
3.57%
4.40%
0.86%
5.03%
4.50%
3.91%
3.57%
3.45%
2016
2017
2018
2019
2020
2021E
2022E
2023E
2024E
2025E
Market Size(billion in RMB)
Y-O-Y Growth(%)

- China's food and beverage industry will develop favourably in the future, while the growth rate will slow down.
- The food and beverage market in China is expected to reach RMB5,608.8 billion by 2025 and a YoY growth of 3.45%.

Source: China Economic Vision Year 2021

Alcohol Beverage Markets

Alcohol Beverage Products Market Scale in China from 2016 to 2020


1000
900
800
700
600
500
400
300
200
100
0
15%
10%
5%
0%
-5%

	2016	2017	2018	2019	2020
Market Size(billion in RMB)	792.238	761.464	842.821	861.423	859.553
Y-O-Y Growth(%)		-3.88%	10.68%	2.21%	-0.22%

Alcohol Beverage Products Market Forecast in China through 2025


1200
1000
800
600
400
200
0
12%
10%
8%
6%
4%
2%
0%
-2%
-4%
-6%
792.238
761.464
842.821
861.423
859.553
891.877
920.335
945.794
974.253
997.782
-3.88%
10.68%
2.21%
-0.22%
3.76%
3.19%
2.77%
3.01%
2.42%
2016
2017
2018
2019
2020
2021E
2022E
2023E
2024E
2025E
Market Size(billion in RMB)
Y-O-Y Growth(%)

- In 2018, the growth rate of alcohol beverage market in China reached 10.68%.
- In 2019, the growth rate dropped to 2.21% because the market returned to rationality which caused the decrease of Baijiu sales.
- In 2020, alcohol beverage products market scale in China was RMB859.6 billion with a YoY negative growth of 0.22%, mainly due to the impact of COVID-19 pandemic.

- Alcohol consumption has gradually changed from basic consumption to personalized and diversified high-quality consumption.
- The alcohol beverage products market in China is expected to reach RMB997.8 billion by 2025, and a YoY growth of 2.24%.

Source: China Economic Vision Year 2021

Bottled Water Markets

Bottled Water Market Scale in China from 2016 to 2020


120
100
80
60
40
20
0
25%
20%
15%
10%
5%
0%

	2016	2017	2018	2019	2020
Market Size(billion in RMB)	70.6	76.4	89.4	107.8	113.6
Y-O-Y Growth(%)		8.22%	17.02%	20.58%	5.38%

Bottled Water Market Forecast in China through 2025


250
200
150
100
50
0
25%
20%
15%
10%
5%
0%
70.6
76.4
8.22%
89.4
17.02%
107.8
20.58%
113.6
5.38%
126.8
11.62%
148.5
17.11%
171.3
15.35%
196.0
14.42%
223.7
14.13%
2016
2017
2018
2019
2020
2021E
2022E
2023E
2024E
2025E
Market Size(billion in RMB)
Y-O-Y Growth(%)

- The bottled water market in China reached RMB107.8 billion in 2019, with a YoY growth of 20.58%.
- To avoid the risk of spreading COVID-19, consumers were recommended to use one-time disposable packaged water. Such measures caused the decline in the demand for bottled water.
- The bottled water market in China reached RMB113.6 billion in 2020 and a YoY growth of 5.38%.

- The gradual replacement of disposable medium and large packaged water will have a limited impact on the bottled water market in the short term, but the growth rate of bottled water market will slow down in the long run.
- The bottled water market in China is expected to reach RMB223.7 billion by 2025, and a YoY growth of 14.13%.

Source: China Economic Vision Year 2021

Competitive Advantages

Our brand image and reputation give us a distinct competitive advantage in Guangdong Province and the Pearl Delta Region.	Brand awareness and influence
Our quality product mix enables us to enhance our sales volume and market influence.	Diversified quality product portfolio
Our team analyses and forecasts sales & supply, formulate procurement plans to improve procurement efficiency.	Efficient product supply chain platform
Fugu Online platform identifies potential customers and market products and services to targeted groups.	Multi-channel marketing and sales model
We conduct in-depth analysis of customer needs and historical buying habits through the purchase tracking.	Best-class customer services

Our Ecosystem

- We deliver quality food and beverage products to consumers through sales targeting regional wholesalers, major food and beverage chains, supermarkets and other retailers through online and offline channels.


Online Platform
Individuals
Offline Channel
Wholesalers

Supply Chain System

- Long-term cooperation with high-quality upstream suppliers
- High food quality and safety standards
- Digital system enables tracking from upstream suppliers to downstream end customers
- Enhanced product procurement efficiency & order management capabilities


SHOP


Product Procurement
Warehousing
Distribution
Logistics
Delivery
Full-Cycle Process

Supreme Supply Chain Management

Supplier

- High-standard and transparent supply chain screening
- Consolidate scattered supplier network

Supply Chain Platform Service

- Product safety, food traceability
- Big data and logistics tracking
- Optimized inventory management

Logistics and Distribution

- Food storage tracking and delivery environment control
- Stable distribution supported by modern logistic management

Offline Sales

- In-house developed online store + offline store network
- Strong store network and customer relationship management

SHOP

Experienced and Visionary Management Team



Chairman and CEO — Yumin Lin

- Chairman and Chief Executive Officer of the Company since 2016
- Chairman of Shenzhen DaxingHuashang Liquor Culture Company, Shenzhen, China since 2015
- Chairman of Dongguan France Vin Tout Co., Ltd. since 2011
- General Manager of Dongguan Saite Building Material Co., Ltd from 1999 to 2011



Independent Director — Anthony S. Chan

- Over 30 years of professional experience in auditing, financial reporting and business advisory
- Director of Assurance and Advisory Services at Wei, Wei & Co., LLP. since 2020
- Chief Operating Officer of Alset Inc. (Nasdaq: AEI)
- Chief Financial Officer of Sharing Services Global Corporation
- President of CA Global Consulting Inc.
- MBA in Finance and Investments from Baruch College of the City University of New York



CFO and Director — Kaihong Lin

- Chief Financial Officer, Treasurer and a Director of the Company since December 2019
- Bachelor's degree in human resources from Peking University; bachelor's degree in accounting from Jinan University; master's degree in software engineering with a concentration in financial informatics from Tianjin University



Independent Director — Bin Li

- Director and General Manager of Shenzhen Xiejin Education Technology Co., Ltd since 2018
- Member of the China New Economic and Cultural Commission
- EMBA from Cheung Kong Graduate School of Business, Beijing
- Doctorate in business administration from the University of Nice, France

Experienced and Visionary Management Team



Independent Director — Ramesh Ruben Louis

- Over 20 years of experience in accounting, auditing and risk management
- Independent director of Greenpro Capital Corp. (Nasdaq: GRNQ)
- Principal Trainer at My Learning Training Resources since 2010
- Fellow member of Association of Chartered Certified Accountants and fellow member of Association of Chartered Certified Accountants
- MBA from University of Strathclyde, UK



Independent Director — Jianwei Lin

- Over 10 years of experience in finance, accounting, marketing and management
- Founder of Evergrand Finance
- Member of Australia Financial Complaint Authority and the Financial Broker Association of Australia
- Bachelor’s degree in business and a master’s degree in accounting from Swinburne University of Technology, Australia



Independent Director — Chaoping Chen

- General Secretary of the Guangdong Wine and Spirits Industry Association since 2010
- Member of the China National Wine Technical Committee and the Global Wine China Tasting System Committee
- MBA from Sun Yat-Sen University School of Management in Guangzhou, China

Growth Strategies


PAY

01 Further diversify product offering

- Expanding product portfolio
- Providing customers with various choices to broaden customer base and reinforce our market presence

02 Solidify relationships with suppliers

- Increasing market share
- Diversifying existing product portfolio, procuring products to enhance product mix

03 Strengthen brand recognition

- Further enhancing customer awareness of our brands via mass media commercials, advertisement and sponsoring programs

04 Attract, motivate, retain high-quality talent

- Align compensation and remuneration with performance
- Strengthen employee training to enhance individual staff skills and knowledge

05 Acquisitions

- Expanding market share via buying quality businesses
- Increase customer base and supply channels, acquire skilled employees and business connections

06 Expand additional services and products

- Refine one-stop services by enhancing product consultation services, sourcing services, delivery services, and post-sale evaluation

Selected Financial Metrics


Revenue
USD Million
10
8
6
4
2
0
US$8.0
US$9.2
US$6.5
US$3.8
FY21 (Audited)
FY22 (Audited)
Q1-3FY22 (Unaudited)
Q1-3FY23 (Unaudited)
Revenue


Net Income (Loss)
USD Million
3
2
1
0
-1
-2
-3
US$2.0
(US$2.2)
US$1.9
(US$1.8)
FY21 (Audited)
FY22 (Audited)
Q1-3FY22 (Unaudited)
Q1-3FY23 (Unaudited)
Net Income

* Fiscal Year End: December 31

Thanks

Issuer

Fortune Valley Treasures, Inc.
Email： ir@hsjt-fg.com
Address：
B1601 Oriental Impression Building 2, 139 Liansheng Road, Humen Town, Dongguan City, Guangdong Province, People's Republic of China 523900

Underwriter

Joseph Stone Capital, LLC
Cathy Cao
Head of Investment Banking
Email： corporatefinance@josephstonecapital.com
Address：
29 Broadway, 18 FL,New York, New York 10006

Investor Relations

Wealth Financial Services LLC
Janice Wang
Email: services@wealthfsllc.com
Phone: +1 628 283 9214
+86 13811768559